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                     June 26, 2023

       David Andrada
       Co-Chief Executive Officer
       Aura FAT Projects Acquisition Corp
       1 Phillip Street, #09-00
       Royal One Phillip, Singapore, 048692

                                                        Re: Aura FAT Projects
Acquisition Corp
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed June 14, 2023
                                                            File No. 001-41350

       Dear David Andrada:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services
       cc:                                              Andrew M. Tucker